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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Rohm and Haas Company

     We consent to the incorporation by reference in this Registration Statement on Form S-4 of Rohm and Haas Company of our report dated February 23, 1998, relating to the consolidated balance sheet of Rohm and Haas Company and subsidiaries as of December 31, 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows and the related financial statement schedule for each of the years in the two-year period ended December 31, 1997, which report appears in the December 31, 1998 annual report on Form 10-K of Rohm and Haas Company. We also consent to the reference to our firm under the heading "Experts" in this Registration Statement.

                                          /s/ KPMG LLP

Philadelphia, Pennsylvania
July 29, 1999